UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

LEE ENTERPRISES, INCORPORATED, et al., [1]	Case No. 11-13918 (KG)

Debtors.	Jointly Administered

SECOND AMENDED JOINT PREPACKAGED PLAN OF REORGANIZATION
FOR LEE ENTERPRISES, INCORPORATED AND ITS DEBTOR SUBSIDIARIES

SIDLEY AUSTIN LLP One South Dearborn Street Chicago, Illinois 60603 Larry J. Nyhan Kenneth P. Kansa Bojan Guzina Kerriann S. Mills Telephone: (312) 853-7000 Facsimile: (312) 853-7036

YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Robert S. Brady (No. 2847)
Edwin J. Harron (No. 3396)
Edmon L. Morton (No. 3856)
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Counsel to the Debtors and Debtors in Possession
Dated: January 19, 2012

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, where applicable, are: Lee Enterprises, Incorporated (3980); Accudata, Inc. (3648); Fairgrove LLC (N/A); Flagstaff Publishing Co. (4796); Hanford Sentinel, Inc. (0775); HomeChoice, LLC (3701); HSTAR LLC (N/A); INN Partners, L.C. (9478); Journal-Star Printing Co. (6412); Kauai Publishing Co. (7036); K. Falls Basin Publishing, Inc. (3285); Lee Consolidated Holdings Co. (2158); Lee Procurement Solutions Co. (6292); Lee Publications, Inc. (1886); Napa Valley Publishing Co. (7802); NIPC, Inc. (9541); NLPC LLC (7381); Northern Lakes Publishing Co. (9679); NVPC LLC (N/A); Pantagraph Publishing Co. (7058); Pulitzer Missouri Newspapers, Inc. (1960); Pulitzer Network Systems LLC (5359); Pulitzer Newspapers, Inc. (1560); Pulitzer Technologies, Inc. (8892); Pulitzer Utah Newspapers, Inc. (1884); Pulitzer Inc. (9711); Santa Maria Times, Inc. (3801); SHTP LLC (N/A); Sioux City Newspapers, Inc. (9191); SOPC LLC (5551); Southwestern Oregon Publishing Co. (0741); St. Louis Post-Dispatch LLC (5357); STL Distribution Services LLC (0922); Suburban Journals of Greater St. Louis LLC (6217); and Ynez Corporation (5443). The Debtors' corporate headquarters and the service address for each Debtor is 201 N. Harrison Street, Suite 600, Davenport, IA 52801.

TABLE OF CONTENTS
PAGE

ARTICLE I:	DEFINED TERMS AND RULES OF INTERPRETATION	1

ARTICLE II:	TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, DIP REVOLVING FACILITY CLAIMS, PRIORITY TAX CLAIMS, AND SECTION 507(b) CLAIMS	16

2.1.	Administrative Expense Claims	16
2.2.	DIP Revolving Facility Claims	17
2.3.	Priority Tax Claims	17
2.4.	Section 507(b) Claims	17

ARTICLE III:	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS	18

3.1.	Summary of Classification and Treatment of Classified Claims and Interests.	18
3.2.	Classification and Treatment of Claims Against and Interests in the Lee Debtors (Debtors 1-9).	19
3.3.	Classification and Treatment of Claims Against and Interests in the Pulitzer Debtors (Debtors 10-35)	21
3.4.	Unimpaired Claims and Interests	24

ARTICLE IV:	ACCEPTANCE OR REJECTION OF THE PLAN	24

4.1.	Impaired Classes of Claims Entitled to Vote	24
4.2.	Acceptance by an Impaired Class	24
4.3.	Presumed Acceptances by Unimpaired Classes	24
4.4.	Confirmability and Severability of this Plan	24

ARTICLE V:	MEANS FOR IMPLEMENTATION OF THE PLAN	25

5.1.	Non-Substantive Consolidation	25
5.2.	Corporate Governance, Directors, Officers and Corporate Action	25
5.3.	Issuance and Distribution of New Securities	26
5.4.	Reporting Requirements Under Securities Exchange Act of 1934	27
5.5.	New Debt Documents	27
5.6.	Conversion or Repayment of DIP Revolving Facility Claims	28
5.7.	New Second Lien Term Loan Election	28
5.8.	New First Lien Credit Facility	28
5.9.	New Second Lien Term Loan	28
5.10.	New PD LLC Notes	29
5.11.	Binding Effect	29
5.12.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors	29
5.13.	Cancellation of Certain Credit and Debt Documents	30
5.14.	Cancellation of Liens	30
5.15.	Additional Transactions Authorized Under this Plan	31

ARTICLE VI:	TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, INSURANCE POLICIES AND EMPLOYEE BENEFIT PLANS	31

i

6.1.	Assumption of Executory Contracts and Unexpired Leases	31
6.2.	Cure of Defaults Under Assumed Executory Contracts and Unexpired Leases	31
6.3.	Assumption of Collective Bargaining Agreements	31
6.4.	Insurance Policies and Agreements	32
6.5.	Employee Compensation and Benefit Plans	32
6.6.	Retiree Benefits and Pension Plans	32
6.7.	Post-Petition Contracts and Leases	32

ARTICLE VII:	PROVISIONS GOVERNING DISTRIBUTIONS	32

7.1.	Distributions on Account of Claims Allowed as of the Effective Date	33
7.2.	Distributions on Account of Claims that Become Allowed after the Effective Date	33
7.3.	Distribution Date	33
7.4.	Interest on Claims	33
7.5.	Distributions by Disbursing Agent(s)	33
7.6.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	33
7.7.	Record Date for Distributions	34
7.8.	Allocation of Plan Distributions Between Principal and Interest	34
7.9.	Means of Cash Payment	34
7.10.	Withholding and Reporting Requirements	34
7.11.	Setoff and Recoupment	35
7.12.	Fractional Shares	35

ARTICLE VIII:	PROCEDURES FOR RESOLVING DISPUTED CLAIMS	35

8.1.	Objection to and Estimation of Claims	35
8.2.	No Distributions Pending Allowance	35
8.3.	Distributions on Account of Disputed Claims Once They Are Allowed	35
8.4.	Reinstated Claims and Interests	36

ARTICLE IX:	CONFIRMATION AND CONSUMMATION OF THE PLAN	36

9.1.	Condition to Confirmation	36
9.2.	Conditions to Effective Date	36
9.3.	Waiver of Conditions	37
9.4.	Vacation of Confirmation Order	37
9.5.	Notice of Effective Date	37

ARTICLE X:	EFFECT OF PLAN CONFIRMATION	37

10.1.	Discharge	37
10.2.	Releases by the Debtors	38
10.3.	Releases by Certain Holders of Claims	38
10.4.	Exculpation	39
10.5.	Injunction Related to Exculpation	39
10.6.	Survival of Indemnification Obligations	40
10.7.	Term of Bankruptcy Injunction or Stays	40

ARTICLE XI:	RETENTION OF JURISDICTION	40

ARTICLE XII:	MISCELLANEOUS PROVISIONS	42

12.1.	Surrender of Instruments	42
12.2.	Post-Confirmation Date Retention of Professionals	42
12.3.	Bar Date for Certain Administrative Expense Claims	42
12.4.	Effectuating Documents and Further Transactions	43
12.5.	Corporate Action	43
12.6.	Exemption from Transfer Taxes	43
12.7.	Payment of Statutory Fees	43
12.8.	Payment of Consenting Lender Fees, Consenting Noteholder Fees, and Backstop Lender Fees	43
12.9.	Support Agreements	44
12.10.	Amendment or Modification of this Plan	44
12.11.	Severability of Plan Provisions	44
12.12.	Successors and Assigns	44
12.13.	Revocation, Withdrawal or Non-Consummation	44
12.14.	Notice	45
12.15.	Governing Law	45
12.16.	Tax Reporting and Compliance	45
12.17.	Exhibits	46
12.18.	Filing of Additional Documents	46
12.19.	Reservation of Rights	46

EXHIBITS

Exhibit 1.16	–	Amended and Restated By-Laws of Reorganized Lee Enterprises

Exhibit 1.18	–	Amended and Restated Certificate of Incorporation of Reorganized Lee Enterprises

Exhibit 1.73	–	New First Lien Credit Agreement (inclusive of all exhibits thereto)

Exhibit 1.79	–	New Lee Intercreditor Agreement

Exhibit 1.80	–	New PD LLC Intercreditor Agreement

Exhibit 1.83	–	New PD LLC Notes Agreement (inclusive of all exhibits thereto)

Exhibit 1.85	–	New PD LLC Notes Subsidiary Guaranty Agreement

Exhibit 1.86	–	New Pulitzer Guaranty Agreement

Exhibit 1.89	–	New Second Lien Term Loan Agreement (inclusive of all exhibits thereto)

Exhibit 5.2.2	–	Directors and Officers of Reorganized Lee Enterprises

Exhibit 5.2.3	–	Directors and Officers of the Reorganized Debtors other than Reorganized Lee Enterprises

INTRODUCTION
Lee Enterprises, Incorporated (“Lee Enterprises”) and those Affiliates of Lee Enterprises listed in footnote 1 hereto hereby propose the following joint plans of reorganization for their reorganization cases under Chapter 11 of the Bankruptcy Code for the resolution of the outstanding Claims against and Interests in each of the Debtors. Capitalized terms used but not defined in this paragraph have the meanings assigned to them in Article I of this Plan. The classification and treatment of Claims against and Interests in the Debtors is set forth in Article II and Article III of this Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtors’ history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and related matters.
ARTICLE I:
DEFINED TERMS AND RULES OF INTERPRETATION
A.    Defined Terms. As used in this Plan, capitalized terms shall have the meanings set forth in this Article I. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
1.1    Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases arising on or after the Petition Date and prior to the Effective Date under sections 328, 330, 363, 365, 503(b), or 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors from and after the Petition Date (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) all compensation for actual and necessary legal, financial, advisory, accounting and other services provided by the Professionals and the reimbursement of actual and necessary expenses incurred by the Professionals pursuant to sections 328 or 330 of the Bankruptcy Code; (c) with the exception of Section 507(b) Claims, any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases; (d) any payment to be made under this Plan or otherwise to cure a default under an executory contract or unexpired lease that has been or will be assumed by any of the Debtors; or (e) any fees and charges assessed against the Estates under section 1930, Chapter 123, of Title 28 of the United States Code.
1.2    Affiliate has the meaning assigned to such term in section 101(2) of the Bankruptcy Code and when used in this Plan with reference to any Debtor shall include, but not be limited to, each of the other Debtors.
1.3    Allowed means, with respect to any Claim or Interest, or any portion thereof, in any Class or category specified, a Claim or Interest arising on or before the Effective Date (a) (i) as to which no objection to allowance has been interposed in accordance with Section 8.1 of this

Plan or (ii) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (b) that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Interest and the Debtors or the Reorganized Debtors, or (iii) pursuant to the terms of this Plan; provided, however, that, as to subparagraph (a) only, “Allowed” shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code.
1.4    Allowed         Claim or Interest means a Claim or Interest in a particular Class or of a particular type that is also an Allowed Claim or Interest. For example, an Allowed Administrative Expense Claim is an Administrative Expense Claim that is also an Allowed Claim.
1.5    Avoidance Actions means causes of action arising under sections 542, 544, 545, 547, 548, 549, 550, 551 or 553(b) of the Bankruptcy Code, or under similar or related state or federal statutes or common law, including fraudulent transfer laws, in each case whether or not litigation to prosecute such causes of action was commenced prior to the Effective Date.
1.6    Backstop Cash means an amount of Cash, up to an aggregate amount of $10,000,000, that one or more Backstop Lenders may pay to Reorganized Lee Enterprises on the Effective Date to acquire the portion of the New Second Lien Term Loan that such Backstop Lender has committed to acquire pursuant to the terms and conditions of the applicable Backstop Commitment Letter.
1.7    Backstop Commitment Amount(s) means, individually or collectively, the maximum amount of Prepetition Credit Agreement Claims that each Backstop Lender has committed, pursuant to the terms and conditions of the relevant Backstop Commitment Letter, to convert (and, if necessary, pay Backstop Cash) to acquire up to $175,000,000, which amount includes an original issue discount of 5%, of the New Second Lien Term Loan Facility.
1.8    Backstop Commitment Letter(s) means, individually or collectively, (a) that certain Amended and Restated Backstop Commitment Letter between Lee Enterprises and Goldman Sachs Lending Partners LLC, dated December 2, 2011, (b) that certain Amended and Restated Backstop Commitment Letter between Lee Enterprises and Mutual Quest Fund, dated December 2, 2011, (c) that certain Amended and Restated Backstop Commitment Letter between Lee Enterprises and Monarch Master Funding Ltd, dated December 2, 2011, (d) that certain Backstop Commitment Letter between Lee Enterprises and Mudrick Distressed Opportunity Fund Global, LP, dated December 2, 2011, and (e) that certain Backstop Commitment Letter between Lee Enterprises and Blackwell Partners, LLC, dated December 2, 2011.
1.9    Backstop Lender(s) means, individually or collectively, the Initial Backstop Lenders and any assignee thereof, in accordance with the terms of the applicable Backstop Commitment Letter.
1.10    Backstop Lender Fees means commitment fees equal to 0.5% of the Backstop Lenders’ aggregate Backstop Commitment Amounts, incurred by the Lee Debtors in connection with the transactions contemplated by the Backstop Commitment Letters.

1.11    Ballot means the ballot form for accepting or rejecting this Plan and making certain elections under this Plan, distributed with the Disclosure Statement to the Holders of Claims that are Impaired under this Plan and entitled to vote to accept or reject this Plan pursuant to Article III and Article IV hereof.
1.12    Bankruptcy Code means Title 11 of the United States Code, 11 U.S.C. §§ 101 through 1532, as in effect on the Petition Date, together with any amendments and modifications thereto that may subsequently be made applicable to the Chapter 11 Cases.
1.13    Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Cases.
1.14    Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of Title 28 of the United States Code and any local rules of the Bankruptcy Court, as in effect on the Petition Date, together with any amendments and modifications thereto that may subsequently be made applicable to the Chapter 11 Cases.
1.15    Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
1.16    By-Laws means the Amended By-Laws of Lee Enterprises, effective May 17, 2007, together with any amendments thereto, which shall be substantially in the form of Exhibit 1.16 to this Plan.
1.17    Cash means legal tender of the United States of America.
1.18    Certificate of Incorporation means the Restated Certificate of Incorporation of Lee Enterprises, as of March 3, 2005, as amended in accordance with Section 5.2.1 of this Plan. The Certificate of Incorporation shall be substantially in the form of Exhibit 1.18 to this Plan.
1.19    Chapter 11 Cases means the voluntary cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court on the Petition Date.
1.20    Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.
1.21    Class means each category of Holders of Claims or Interests established under Article III of this Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.
1.22    Collective Bargaining Agreements means all collective bargaining agreements to which any of the Debtors is a party on the Confirmation Date.
1.23    Confirmation means the entry of the Confirmation Order by the Bankruptcy Court.
1.24    Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court’s docket.

1.25    Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of this Plan, as such hearing may be continued from time to time.
1.26    Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance reasonably satisfactory to the Prepetition Administrative Agent, the Initial Backstop Lenders, and the Required Consenting Noteholders.
1.27    Consenting Lenders means (a) those certain Holders of Prepetition Credit Agreement Claims that are signatories to the Lee Support Agreement and (b) any Joining Lender Party.
1.28    Consenting Lender Fees means the balance of the consent fees not paid to the Consenting Lenders prior to the Petition Date, as set forth in section 4.6 of the Lee Support Agreement and incurred by the Lee Debtors in connection with the transactions contemplated by the Lee Support Agreement.
1.29    Consenting Noteholders means (a) those certain Holders of PD LLC Notes Claims that are signatories to the Pulitzer Support Agreement and (b) any Joining Noteholder Party.
1.30    Consenting Noteholder Fees means the balance of the consent fees not paid to the Consenting Noteholders prior to the Petition Date, as set forth in section 4.6 of the Pulitzer Support Agreement and incurred by the Pulitzer Debtors in connection with the transactions contemplated by the Pulitzer Support Agreement.
1.31    Converting Lenders means those certain Holders (or an advisor, nominee, or investment manager for beneficial holder(s)) of Prepetition Credit Agreement Claims that elect to convert all or a portion of their funded Prepetition Credit Agreement Claims into an applicable share of the New Second Lien Term Loan by making the New Second Lien Term Loan Election and, for the avoidance of doubt, includes each Backstop Lender.
1.32    DBSI means Deutsche Bank Securities Inc.
1.33    DBTCA means Deutsche Bank Trust Company Americas.
1.34    Debtor(s) means, individually or collectively, the debtors and debtors in possession identified in footnote 1 hereto.
1.35    DIP Revolving Facility Agent means DBTCA in its capacity as the administrative agent under the DIP Revolving Facility Agreement.
1.36    DIP Revolving Facility Agreement means that certain Credit and Guaranty Agreement, by and among Lee Enterprises, as borrower, the Lee Subsidiary Debtors, as guarantors, the DIP Revolving Facility Agent, and the DIP Revolving Facility Lenders, as the same may be amended, modified, or supplemented from time to time.

1.37    DIP Revolving Facility Claims means all Claims against the Lee Debtors held by the DIP Revolving Facility Agent and the DIP Revolving Facility Lenders pursuant to the DIP Revolving Facility Documents and the interim order and Final Order approving the Lee Debtors’ entry into and performance of their obligations under the DIP Revolving Facility Documents.
1.38    DIP Revolving Facility Commitment Letter means that certain commitment letter, entered into by and among Lee Enterprises, DBTCA, DBSI, and the other “Commitment Parties” (as defined therein), including all exhibits and attachments thereto.
1.39    DIP Revolving Facility Documents means collectively, the DIP Revolving Facility Agreement and all other agreements (including, without limitation, any guaranty agreements, pledge and collateral agreements, and intercompany subordination agreements), documents and instruments delivered in connection therewith.
1.40    DIP Revolving Facility Lenders means the “Commitment Parties” (and their successors and assigns) as defined in and pursuant to the DIP Revolving Facility Commitment Letter.
1.41    Disallowed Claim means any Claim, including any portion thereof, that has been disallowed, denied, dismissed, expunged, or overruled pursuant to a Final Order of the Bankruptcy Court or any other court of competent jurisdiction.
1.42    Disbursing Agent(s) means any Entity in its capacity as a disbursing agent under this Plan.
1.43    Disclosure Statement means the disclosure statement relating to this Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.
1.44    Disputed Claim means any Claim, including any portion thereof, (a) that is neither an Allowed Claim nor a Disallowed Claim, or (b) to the extent the Debtors or any party in interest have interposed a timely objection or request for estimation of such Claim, which objection or request for estimation has not been withdrawn or determined pursuant to a Final Order.
1.45    Distribution Record Date means the Confirmation Date or such other date as may be designated in the Confirmation Order.
1.46    DS LLC means STL Distribution Services LLC.
1.47    DTC means The Depository Trust Company.
1.48    Effective Date means, and shall occur on, the Business Day on which (i) each of the conditions precedent to the occurrence of the Effective Date set forth in Article IX of this Plan has been satisfied or waived in accordance with the terms thereof and (ii) the Debtors file with the Bankruptcy Court a notice indicating the same and transmit a copy of such notice to (a) counsel to the Prepetition Administrative Agent and the Backstop Lenders and (b) counsel to the Required

Consenting Noteholders.
1.49    Employee Benefit Plans means any employment, tax qualified or non-tax qualified Pension Plan, Multiemployer Pension Plan, welfare, healthcare, bonus, incentive compensation, sick leave and other leave, vacation pay, business expense reimbursement, dependent care, retirement, savings, deferred compensation, supplemental pension, workers compensation, life insurance, disability, dependent care, dependent healthcare, education, severance or other compensation or benefit plans, agreements or arrangements for the benefit of the current or former directors, officers or employees (whether salaried or hourly, active or retired) of the applicable Debtor.
1.50    Entity means an entity as defined in section 101(15) of the Bankruptcy Code.
1.51    Estate(s) means, individually or collectively, the estate or estates of the Debtors created in the Chapter 11 Cases under section 541 of the Bankruptcy Code.
1.52    Exhibit(s) means, individually or collectively, the exhibits to this Plan.
1.53    Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.
1.54    General Unsecured Claim means a Claim against any Debtor that is not an Administrative Expense Claim, a DIP Revolving Facility Claim, a Priority Tax Claim, a Section 507(b) Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Prepetition Credit Agreement Claim, a PD LLC Notes Claim, an Intercompany Claim, or the Herald Claim.
1.55    Herald Claim means the Claim of The Herald Publishing Company LLC against PD LLC and DS LLC arising under and pursuant to that certain Redemption Agreement dated as of February 18, 2009, which Claim is, inter alia, subordinated in all respects to the PD LLC Notes Claims.
1.56    Holder means an Entity holding a Claim against, or Interest in, any Debtor.
1.57    Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.
1.58    Initial Backstop Lender(s) means, individually or collectively, (a) Goldman Sachs

Lending Partners LLC, (b) Mutual Quest Fund, (c) Monarch Master Funding Ltd, (d) Mudrick Distressed Opportunity Fund Global, LP, and (e) Blackwell Partners, LLC, each party to its own Backstop Commitment Letter.
1.59    Intercompany Claim means any Claim against a Debtor that is held by another Debtor or a non-Debtor Affiliate of any Debtor.
1.60    Interest means the interest of any Holder of equity securities in any Debtor that is represented by any issued and outstanding common stock, preferred stock, limited liability company interest, partnership interest, or any other instrument evidencing an ownership interest in such Debtor prior to the Effective Date (including prior to the Petition Date), whether or not transferable, and any restricted stock units, calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, rights of conversion, warrants, unvested common interests, unvested preferred interests or any other agreements of any character related to the common or preferred interests of any such Debtor, obligating any such Debtor to issue, transfer, purchase, redeem, or sell any equity interests or other equity securities, any rights under any equity incentive plans, voting agreements and registration rights agreements regarding equity securities of any such Debtor, any claims arising from the rescission of a purchase, sale or other acquisition of any outstanding common stock, preferred stock or other equity securities (or any right, claim, or interest in and to any common stock, preferred stock or other equity securities) of any such Debtor, any Claims for the payment of any distributions with respect to any common stock, preferred stock, or other equity interests in or securities of such Debtor, and any claims for damages or any other relief arising from the purchase, sale, or other acquisition of any such Debtor’s outstanding common stock, preferred stock, or other equity interests or securities.
1.61    Joining Lender Party means any Person or Entity that (a) receives or acquires a portion of the Prepetition Credit Agreement Claims pursuant to a sale, assignment, transfer, hypothecation or other disposition of such Claims by a Consenting Lender and (b) executes a Lender Joinder, in each case in accordance with the terms of the Lee Support Agreement.
1.62    Joining Noteholder Party means any Person or Entity that (a) receives or acquires a portion of the PD LLC Notes Claims pursuant to a sale, assignment, transfer, hypothecation or other disposition of such Claims by a PD LLC Noteholder and (b) executes a Noteholder Joinder, in each case in accordance with the terms of the Pulitzer Support Agreement.
1.63    Lee Closing Date Payment means a payment of $5,000,000 to be made by Reorganized PD LLC, utilizing funds made available to it by Reorganized Lee Enterprises, to the Holders of the New PD LLC Notes on the Effective Date, concurrently with the other transactions that will be authorized on the Effective Date pursuant to Article V of this Plan, which payment shall be deemed a prepayment of the New PD LLC Notes in the amount of $5,000,000, in accordance with the terms of the New PD LLC Notes Agreement.
1.64    Lee Debtors means, collectively, Lee Enterprises and the Lee Subsidiary Debtors.
1.65    Lee Enterprises has the meaning set forth in the Introduction to this Plan.
1.66    Lee Subsidiary Debtors means, collectively, Accudata, Inc.; INN Partners, L.C.;

Journal-Star Printing Co.; Klamath Falls Basin Publishing, Inc.; Lee Consolidated Holdings Co.; Lee Publications, Inc.; Lee Procurement Solutions Co.; and Sioux City Newspapers, Inc.
1.67    Lee Support Agreement means that certain Support Agreement, entered into by and among the Debtors and the Consenting Lenders, dated as of August 11, 2011 (including all exhibits and attachments thereto) and which became effective on September 8, 2011, as amended by the First Amendment to Support Agreement dated December 2, 2011 and as it may be further amended or otherwise modified from time to time in accordance with the terms thereof. A copy of the Lee Support Agreement is attached to the Disclosure Statement as Exhibit B.
1.68    Lender Joinder means a joinder to the Lee Support Agreement that complies with the requirements set forth in section 7.1(c) of the Lee Support Agreement and is executed by a Joining Lender Party and delivered to counsel to the Debtors and counsel to the Prepetition Administrative Agent.
1.69    Lien means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.
1.70    Maximum Exchange Amount means the maximum amount of funded Prepetition Credit Agreement Claims that a particular Holder of Prepetition Credit Agreement Claims can convert into loans under the New Second Lien Term Loan, which shall be equal to $166,250,000 multiplied by the amount of such Holder’s funded Prepetition Credit Agreement Claims divided by the aggregate amount of all funded Prepetition Credit Agreement Claims, with such calculation determined as of (a) with respect to Consenting Lenders, the date such Consenting Lender executed its signature page to the Lee Support Agreement or Lender Joinder, as applicable, or (b) with respect to Holders of funded Prepetition Credit Agreement Claims that are not Consenting Lenders, the date such Holder executed and delivered its Ballot; provided, however, that the Maximum Exchange Amount shall not apply to the funded Prepetition Credit Agreement Claims converted by the Backstop Lenders into loans under the New Second Lien Term Loan.
1.71    Multiemployer Pension Plan means a plan (i) to which more than one employer is required to contribute, (ii) which is maintained pursuant to one or more collective bargaining agreements between one or more employee organizations and more than one employer, and (iii) which satisfies such other requirements contained in regulations promulgated by the United States Department of Labor.
1.72    New Common Stock means the approximately 6,743,640 shares of duly and validly issued new common stock in Reorganized Lee Enterprises, which will be issued (or shall be authorized to be issued) by Reorganized Lee Enterprises on, or as soon as reasonably practicable after, the Effective Date pursuant to this Plan and distributed to the Converting Lenders as set forth in Sections 3.2.3(c) and 5.3 of this Plan.
1.73    New First Lien Credit Agreement means that certain credit agreement, effective as of the Effective Date, by and among Reorganized Lee Enterprises, as borrower, DBTCA, as administrative agent and sole collateral agent, and the New First Lien Lenders, which shall be substantially in the form of Exhibit 1.73 to this Plan.

1.74    New First Lien Credit Facility means, collectively, the New First Lien Term Loan and the New First Lien Revolving Credit Facility.
1.75    New First Lien Credit Facility Documents means, collectively, the New First Lien Credit Agreement, the New Lee Intercreditor Agreement, and all other agreements (including, without limitation, any guaranty agreements, pledge and collateral agreements, and intercompany subordination agreements), documents and instruments delivered in connection therewith.
1.76    New First Lien Lenders means, as of the Effective Date, all Holders of Prepetition Credit Agreement Claims and DIP Revolving Facility Claims that receive loans under the New First Lien Term Loan or hold commitments or loans under the New First Lien Revolving Credit Facility and, after the Effective Date, their permitted assigns.
1.77    New First Lien Revolving Credit Facility means that certain superpriority revolving facility in an aggregate principal amount of $40,000,000 provided under the New First Lien Credit Agreement.
1.78    New First Lien Term Loan means that certain term loan facility in an aggregate principal amount of up to $689,510,000 provided under the New First Lien Credit Agreement.
1.79    New Lee Intercreditor Agreement means that certain intercreditor agreement, effective as of the Effective Date, by and among DBTCA, as collateral agent under the New First Lien Credit Facility Documents, Wilmington Trust, N.A. as collateral agent under the New Second Lien Term Loan Documents, and Reorganized Lee Enterprises, as the borrower thereunder, and each of the other loan parties party thereto, which shall be substantially in the form of Exhibit 1.79 to this Plan.
1.80    New PD LLC Intercreditor Agreement means that certain Intercreditor Agreement, effective as of the Effective Date, by and among Wilmington Trust, N.A. as collateral agent under the New Second Lien Term Loan Documents, certain of the Reorganized Debtors, and the PD LLC Notes Collateral Agent, which shall be substantially in the form of Exhibit 1.80 to this Plan.
1.81    New PD LLC Noteholder means the Holder of a New PD LLC Note.
1.82    New PD LLC Notes means the secured promissory notes that will be issued by Reorganized PD LLC on the Effective Date pursuant to the New PD LLC Notes Agreement and this Plan, in an aggregate principal amount equal to (i) the principal amount of the PD LLC Notes outstanding on the Effective Date minus the Lee Closing Date Payment plus (ii) a non-refundable fee in the amount of $3,500,000, which shall be earned in full on the Effective Date and payable-in-kind (such that, for the avoidance of doubt, the aggregate principal amount of the New PD LLC Notes on the Effective Date shall be $126,355,000), the terms of which are set forth in the New PD LLC Notes Agreement.
1.83    New PD LLC Notes Agreement means that certain amended and restated PD LLC Notes Agreement, effective as of the Effective Date, by and among PD LLC and the New PD LLC Noteholders party thereto on the Effective Date, pursuant to which the New PD LLC Notes will be issued. The New PD LLC Notes Agreement shall be substantially in the form of Exhibit 1.83 to this

Plan.
1.84    New PD LLC Notes Documents means collectively, the New PD LLC Notes, the New PD LLC Notes Agreement, the New PD LLC Intercreditor Agreement, the New PD LLC Notes Subsidiary Guaranty Agreement, the New Pulitzer Guaranty Agreement, and all agreements (including, without limitation, any pledge and collateral agreements, and intercompany subordination agreements), documents and instruments delivered in connection therewith.
1.85    New PD LLC Notes Subsidiary Guaranty Agreement means that certain Guaranty Agreement, effective as of the Effective Date, made by (i) the Pulitzer Subsidiary Debtors other than PD LLC and (ii) Star Publishing Company, an Arizona corporation, in favor of the holders of the New PD LLC Notes, which shall be in substantially the form of Exhibit 1.85 to this Plan.
1.86    New Pulitzer Guaranty Agreement means that certain Guaranty Agreement, effective as of the Effective Date, made by Pulitzer in favor of the holders of the New PD LLC Notes, which shall be in substantially the form of Exhibit 1.86 to this Plan.
1.87    New Second Lien Lenders means, as of the Effective Date, all Holders of Prepetition Credit Agreement Claims that receive loans under the New Second Lien Term Loan Agreement and, after the Effective Date, their permitted assigns.
1.88    New Second Lien Term Loan means that certain second lien term loan in an aggregate principal amount of $175,000,000 provided under the New Second Lien Term Loan Agreement.
1.89    New Second Lien Term Loan Agreement means that certain second lien term loan agreement, effective as of the Effective Date, by and among Reorganized Lee Enterprises, as borrower, Wilmington Trust, N.A., as administrative agent and collateral agent, and the New Second Lien Lenders. The New Second Lien Term Loan Agreement shall be substantially in the form of Exhibit 1.89 to this Plan, with such modifications, if any, that are reasonably satisfactory to the Prepetition Administrative Agent and the Initial Backstop Lenders.
1.90    New Second Lien Term Loan Documents means, collectively, the New Second Lien Term Loan Agreement, the New Lee Intercreditor Agreement, the New PD LLC Intercreditor Agreement, and all other agreements (including, without limitation, any guaranty agreements and pledge and collateral agreements), documents and instruments delivered in connection therewith, in each case with such modifications, if any, that are reasonably satisfactory to the Prepetition Administrative Agent and the Initial Backstop Lenders.
1.91    New Second Lien Term Loan Election means an irrevocable election made by certain Holders of Allowed Prepetition Credit Agreement Claims (or an advisor, nominee, or investment manager for beneficial holder(s)) to convert all or a portion of such Holder’s funded Prepetition Credit Agreement Claims into a pro rata share of the New Second Lien Term Loan. Each such Holder’s converted amount shall be (a) as set forth on Annex II to the Lee Support Agreement or, in the case of a Backstop Lender, as set forth on Annex II to the Lee Support Agreement plus any additional amounts converted pursuant to such Backstop Lender’s commitments under the relevant Backstop Commitment Letter, (b) as set forth on the annex to the Lender Joinder executed by such

Holder if such Holder is a Joining Lender Party, or (c) to the extent such Holder has not executed the Lee Support Agreement or a Lender Joinder, as set forth on the Ballot completed by such Holder; provided, however, that for each Holder of an Allowed Prepetition Credit Agreement Claim that executed and delivered the Lee Support Agreement and made the New Second Lien Term Loan Election, the converted amount shall also appear on such Holder’s Ballot; provided further that, with respect to any Holder other than a Backstop Lender, in no event shall such Holder’s New Second Lien Term Election exceed such Holder’s Maximum Exchange Amount; and provided further that each Backstop Lender shall be obligated (on the terms and subject to the conditions set forth in the applicable Backstop Commitment Letter) to convert into the New Second Lien Term Loan the amount of such Backstop Lender’s funded Prepetition Credit Agreement Claims that is necessary to satisfy such Backstop Lender’s commitments under the applicable Backstop Commitment Letter.
1.92    Noteholder Joinder means a joinder to the Pulitzer Support Agreement that complies with the requirements set forth in section 7.1(c) of the Pulitzer Support Agreement and is executed by a Joining Noteholder Party and delivered to counsel to the Debtors.
1.93    Other Secured Claim means any Secured Claim other than a DIP Revolving Facility Claim, a Prepetition Credit Agreement Claim or a PD LLC Notes Claim.
1.94    PD LLC means St. Louis Post-Dispatch LLC.
1.95    PD LLC Noteholder means the Holder of a PD LLC Note.
1.96    PD LLC Noteholders’ Fees means the reasonable fees, expenses, disbursements and indemnity claims, including, without limitation, attorney and agent fees, expenses and disbursements, incurred by the PD LLC Noteholders, whether prior to or after the Petition Date, and until the Effective Date, as required to be paid by PD LLC pursuant to the PD LLC Notes Agreement.
1.97    PD LLC Notes means the notes issued and outstanding under the PD LLC Notes Documents, which have been issued Private Placement Number 85229*AB2 by Standard & Poor’s CUSIP Service Bureau.
1.98    PD LLC Notes Agreement means the PD LLC Note Agreement, dated as of May 1, 2000, as amended by (i) Amendment No. 1 to Note Agreement dated as of November 23, 2004, (ii) Amendment No. 2 to Note Agreement dated as of February 1, 2006, (iii) Amendment No. 3 to Note Agreement dated as of November 19, 2008, (iv) the Limited Waiver to Note Agreement and Guaranty Agreement (as amended), dated as of December 26, 2008, (v) Amendment No. 4 and First Amendment to Limited Waiver to Note Agreement and Guaranty Agreement, dated as of January 16, 2009, (vi) Limited Waiver and Amendment No. 5 to Note Agreement, dated as of February 18, 2009, (vii) Amendment No. 6 to Note Agreement dated as of April 6, 2011; and (viii) and Limited Amendment No. 7 to Note Agreement dated as of November 7, 2011, as such agreement may be further amended, modified, or supplemented from time to time.
1.99    PD LLC Notes Claims means all Claims against the Debtors arising under, evidenced by, or secured pursuant to, the PD LLC Notes Documents.
1.100    PD LLC Notes Collateral Agent means The Bank of New York Mellon Trust

Company, N.A., in its capacity as collateral agent under the PD LLC Notes Security Agreement.
1.101    PD LLC Notes Documents means, collectively, the PD LLC Notes Agreement and all other agreements (including, without limitation, any guaranty agreements, pledge agreements, and collateral agreements), documents, and instruments delivered in connection therewith.
1.102    PD LLC Notes Guaranty Agreements means, collectively, (i) that certain Guaranty Agreement, dated as of May 1, 2000, as amended by (a) Amendment No. 1 to Guaranty Agreement, dated as of August 7, 2000, (b) Amendment No. 2 to Guaranty Agreement, dated as of November 23, 2004, (c) Amendment No. 3 to Guaranty Agreement, dated as of June 3, 2005, (d) Amendment No. 4 to Guaranty Agreement, dated as of February 1, 2006, and (e) Limited Waiver and Amendment No. 5 to Guaranty Agreement, dated as of February 18, 2009, in each case between Pulitzer and the PD LLC Noteholders then party to the PD LLC Notes Agreement and (ii) that certain Subsidiary Guaranty Agreement, dated as of February 18, 2009, between the Pulitzer Debtors other than Pulitzer, on the one hand, and the PD LLC Noteholders then party to the PD LLC Notes Agreement, on the other hand.
1.103    PD LLC Notes Security Agreement means that certain Security Agreement dated as of February 18, 2009 (as amended, restated, supplemented, or otherwise modified) by Pulitzer and certain of its subsidiaries in favor of the PD LLC Notes Collateral Agent, on behalf of and for the benefit of the PD LLC Noteholders.
1.104    Pension Plan means an employee pension benefit plan within the meaning of section (2)(A) of the Employee Retirement Income Security Act of 1974, as amended, but excludes Multiemployer Pension Plans.
1.105    Person means any individual, corporation, partnership, association, joint stock company, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity, or any domestic or foreign government, governmental agency, or any subdivision, department or other instrumentality thereof.
1.106    Petition Date means the date on which the Debtors commenced the Chapter 11 Cases.
1.107    Plan means this Chapter 11 plan of reorganization, including all Exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code, the terms hereof, the Lee Support Agreement, and the Pulitzer Support Agreement.
1.108    Prepetition Administrative Agent means DBTCA, in its capacity as administrative agent under the Prepetition Credit Agreement.
1.109    Prepetition Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of December 21, 2005, by and among Lee Enterprises, the lenders from time to time party thereto, DBTCA, as Administrative Agent, DBSI and SunTrust Capital Markets, Inc., as Joint Lead Arrangers, DBSI, as Book Running Manager, SunTrust Bank, as Syndication Agent, and Bank of America, N.A., The Bank of New York and The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as Co-Documentation Agents, as amended by that First Amendment dated as of September

29, 2008, that Second Amendment dated as of October 29, 2008, that Third Amendment dated as of February 18, 2009, and that Fourth Amendment dated as of December 2, 2011, as such agreement may be further amended, modified, or supplemented from time to time.
1.110    Prepetition Credit Agreement Claims means all Claims arising under, evidenced by, or secured pursuant to, the Prepetition Credit Agreement Documents.
1.111    Prepetition Credit Agreement Documents means, collectively, the Prepetition Credit Agreement and all other agreements (including, without limitation, any guaranty agreements, pledge and collateral agreements, intercreditor agreements, and intercompany subordination agreements), documents and instruments delivered in connection therewith.
1.112    Priority Non-Tax Claim means any Claim entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or a Priority Tax Claim.
1.113    Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
1.114    Professional means any Person retained by the Debtors or a statutory committee, if any, pursuant to a Final Order of the Bankruptcy Court entered pursuant to sections 327, 328 or 1103 of the Bankruptcy Code.
1.115    Pro Rata or Pro Rata Share means the proportion that the amount of any Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class, except in reference to a specific type of Claim, in which case Pro Rata or Pro Rata Share means the proportion that an Allowed Claim of such type bears to the aggregate amount of all Allowed Claims of such type.
1.116    Pulitzer means Pulitzer Inc.
1.117    Pulitzer Debtors means, collectively, Pulitzer and the Pulitzer Subsidiary Debtors.
1.118    Pulitzer Subsidiary Debtors means, collectively, Pulitzer Technologies, Inc.; PD LLC; Fairgrove LLC; DS LLC; Suburban Journals of Greater St. Louis LLC; Pulitzer Network Systems LLC; Pulitzer Newspapers, Inc.; Flagstaff Publishing Co.; Hanford Sentinel Inc.; HomeChoice, LLC; Kauai Publishing Co.; Napa Valley Publishing Co.; NIPC, Inc. f/k/a Northern Illinois Publishing Co., Inc.; NVPC LLC; Northern Lakes Publishing Co.; NLPC LLC; Pantagraph Publishing Co.; HSTAR LLC; Pulitzer Missouri Newspapers, Inc.; Pulitzer Utah Newspapers, Inc.; Santa Maria Times, Inc.; SHTP LLC; Southwestern Oregon Publishing Co.; SOPC LLC; and Ynez Corporation.
1.119    Pulitzer Support Agreement means that certain Support Agreement, entered into by and among PD LLC, Star Publishing Company, the Guarantors (as defined in the Pulitzer Support Agreement), the Lee Debtors, and the Consenting Noteholders, including all exhibits and attachments thereto, which became effective on December 2, 2011, as amended or otherwise modified from time to time in accordance with the terms thereof.

1.120    Reinstate, Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Interest (other than any Debtor or an insider of any Debtor) for any pecuniary loss incurred by such Holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder thereof.
1.121    Related Persons means, with respect to any Person, such Person’s predecessors, successors and assigns (whether by operation of law or otherwise) and their respective present and former affiliates and each of their respective current and former members, partners, equity holders, officers, directors, employees, managers, shareholders, partners, financial advisors, attorneys, accountants, investment bankers, consultants, agents and professionals each acting in such capacity, and any Person claiming by or through any of them (including their respective officers, directors, managers, shareholders, partners, employees, equity holders, members, and professionals).
1.122    Released Parties means (i) the Debtors, (ii) the Consenting Lenders, (iii) the Backstop Lenders, (iv) the Prepetition Administrative Agent, (v) the Consenting Noteholders, (vi) the PD LLC Notes Collateral Agent, (vii) the DIP Revolving Facility Agent, (viii) the DIP Revolving Facility Lenders, and (ix) the Related Persons of each of the foregoing.
1.123    Reorganized __________ means, individually or collectively, each of the reorganized Debtors and any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on or prior to the Effective Date in accordance with this Plan. For example, (i) Reorganized Lee Enterprises means reorganized Lee Enterprises or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan and (ii) Reorganized Debtors means, collectively, each of the reorganized Debtors or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on or prior to the Effective Date in accordance with this Plan.
1.124    Required Consenting Lenders means, collectively, the Consenting Lenders holding greater than 50.0% of the aggregate outstanding amount of the funded Prepetition Credit Agreement Claims held by all of the Consenting Lenders.
1.125    Required Consenting Noteholders means (a) at any time that there are more than two non-affiliated Consenting Noteholders (which, for the avoidance of doubt, shall not include Pulitzer or any of its affiliates), the Consenting Noteholders holding greater than 60% of the aggregate outstanding PD LLC Notes held by all Consenting Noteholders, so long as at least two Consenting Noteholders are not affiliates, and (b) otherwise, the Consenting Noteholders holding 51% of the aggregate outstanding PD LLC Notes held by the Consenting Noteholders.
1.126    Second Lien Pro Rata Share means (i) with respect to each Converting Lender (other than a Backstop Lender), the percentage obtained by dividing (x) the amount of New Second Lien Term Loan that such Converting Lender validly elected to receive pursuant to its New Second Lien Term Loan Election by (y) the aggregate amount of the New Second Lien Term Loan (without giving effect to any original issue discount for purpose of clauses (x) and (y)) and (ii) with respect to each Backstop Lender, the percentage obtained by dividing (x) the aggregate amount of New Second Lien Term Loan that such Backstop Lender receives in accordance with its Backstop Commitment Letter by (y) the aggregate amount of the New Second Lien Term Loan (without giving effect to any original issue discount for purpose of clauses (x) and (y)).
1.127    Section 507(b) Claims means any superpriority Claims pursuant to section 507(b) of the Bankruptcy Code that may be granted by the Bankruptcy Court to (i) the Prepetition Administrative Agent and the Holders of Prepetition Credit Agreement Claims under the Bankruptcy Court’s interim and/or final orders approving the Lee Debtors’ entry into and performance of their obligations under the DIP Revolving Facility Documents and (ii) the PD LLC Notes Collateral Agent and the Holders of PD LLC Notes Claims under the Bankruptcy Court’s interim and/or final orders approving the Pulitzer Debtors’ use of cash collateral.
1.128    Secured Claim means any Claim secured by a Lien on collateral to the extent of the value of such collateral (i) as set forth in this Plan, (ii) as agreed to by the Holder of such Claim and the relevant Debtor(s) or (iii) as determined pursuant to a Final Order of the Bankruptcy Court in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.
1.129    Unimpaired means with respect to a Claim or Interest, a Claim or Interest that is not Impaired.
1.130    Voting Deadline means the deadline for returning Ballots to accept or reject this Plan.
B.    Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document, schedule or Exhibit filed or to be filed means such document, schedule or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections or Articles are references to Sections or Articles of or to this Plan, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and (i) in computing any period of time prescribed or allowed by this Plan, Bankruptcy Rule 9006(a) will apply.
C.    Exhibits. All Exhibits to this Plan are incorporated into and are a part of this Plan as if set forth in full herein. Exhibits to this Plan that are not annexed hereto shall be filed with the Clerk of the Bankruptcy Court no later than ten (10) days prior to the deadline established for objecting to Confirmation of this Plan. Holders of Claims and Interests may obtain a copy of the filed Exhibits upon written request to the Debtors. Upon their filing, the Exhibits may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours or at the Bankruptcy Court’s website at http://www.deb.uscourts.gov.
D.    Deemed Acts. Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred by virtue of this Plan and/or Confirmation Order without any further act by any party.
ARTICLE II:
TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, DIP REVOLVING FACILITY CLAIMS, PRIORITY TAX CLAIMS, AND SECTION 507(b) CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Revolving Facility Claims, Priority Tax Claims, and Section 507(b) Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

2.1.    Administrative Expense Claims. Subject to the provisions of sections 328, 330, 331 and 503(b) of the Bankruptcy Code, on either: (i) the latest to occur of (x) the Effective Date, (y) the date upon which such Administrative Expense Claim becomes an Allowed Claim and (z) such other date as agreed upon by the Debtors and the Holder of such Administrative Expense Claim, or (ii) such other date as the Bankruptcy Court may order, each Holder of an Allowed Administrative Expense Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Administrative Expense Claim, (a) Cash equal to the full unpaid amount of such Allowed Administrative Expense Claim, or (b) such other less favorable treatment as the applicable Debtor and such Holder shall have agreed; provided, however, that Allowed Administrative Expense Claims not yet due or that represent obligations incurred by the Debtors in the ordinary course of their business during the Chapter 11 Cases, or assumed by the Debtors during the Chapter 11 Cases, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations.

2.2.    DIP Revolving Facility Claims. The DIP Revolving Facility Claims shall be Allowed on the Effective Date pursuant to this Plan. On the Effective Date, all Allowed DIP Revolving Facility Claims shall, at the Debtors’ option, in accordance with and on the terms set forth in the DIP Revolving Facility Agreement, either (i) convert into revolving loans and commitments outstanding under the New First Lien Revolving Credit Facility pursuant to the New First Lien Credit Facility Documents and the DIP Revolving Facility Commitment Letter; provided, however, that all accrued and unpaid interest and all fees and expenses due and payable on or prior to the Effective Date under the terms of the DIP Revolving Facility Agreement shall be indefeasibly paid in full in Cash on the Effective Date by the Lee Debtors, or (ii) be indefeasibly paid in full in Cash by the Lee Debtors, and, in each case, the “Commitments” (as defined in the DIP Revolving Facility Agreement) under the DIP Revolving Facility Agreement shall be irrevocably cancelled and the “Letters of Credit” (as defined in the DIP Revolving Facility Agreement) shall be returned undrawn. Notwithstanding anything to the contrary in this Plan, the liens and security interests securing the DIP Revolving Facility Claims shall continue in full force and effect until the DIP Revolving Facility Claims (a) convert into revolving loans and commitments outstanding under the New First Lien Revolving Credit Facility or (b) are indefeasibly paid in full in Cash by the Lee Debtors, the “Commitments” (as defined in the DIP Revolving Facility Agreement) are irrevocably cancelled, and the “Letters of Credit” (as defined in the DIP Revolving Facility Agreement) are returned undrawn on the Effective Date.
2.3.    Priority Tax Claims. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment (in which event such other agreement shall govern), each Holder of an Allowed Priority Tax Claim against any of the Debtors that is due and payable on or before the Effective Date shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, Cash equal to the amount of such Allowed Priority Tax Claim on the later of (i) the Effective Date and (ii) the date such Priority Tax Claim becomes an Allowed Claim or as soon thereafter as practicable. All Allowed Priority Tax Claims against any of the Debtors which are not due and payable on the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors in accordance with the terms thereof.
2.4.    Section 507(b) Claims. On the Effective Date, as a consequence of the implementation of the New First Lien Credit Facility, the Reorganized Debtors’ entry into the New Second Lien Term Loan Documents, the issuance of the New Common Stock, and the treatment of PD LLC Notes Claims in accordance with section 3.3.3(c) of this Plan, all Section 507(b) Claims shall be settled, released by the Holders of such Claims, and discharged.

ARTICLE III:
CLASSIFICATION AND TREATMENT OF
CLASSIFIED CLAIMS AND INTERESTS
3.1.    Summary of Classification and Treatment of Classified Claims and Interests.
3.1.1    General.
(a)    Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without limitation, voting, Confirmation and distribution pursuant to this Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.
(b)    This Plan constitutes, and shall be deemed to constitute, a separate chapter 11 plan of reorganization for each Debtor. For purposes of brevity and convenience, the classification and treatment of Claims and Interests has been set forth in two (2) groups: the Lee Debtors (Debtors 1-9) and (ii) the Pulitzer Debtors (Debtors 10-35). Each group is specifically listed in Appendices A and B to this Plan, and each Debtor is ascribed a numerical designation therein that corresponds to the applicable Debtor.
3.1.2    Identification of Classes Against the Lee Debtors. The following chart assigns a letter to each Class with respect to the Lee Debtors (Debtors 1-9) for purposes of identifying each separate Class:

CLASS	CLAIM OR INTEREST
A	Priority Non-Tax Claims
B	Other Secured Claims
C	Prepetition Credit Agreement Claims
D	General Unsecured Claims
E	Intercompany Claims
G	Interests in the Lee Debtors
3.1.3    Identification of Classes Against the Pulitzer Debtors. The following chart assigns a letter to each Class with respect to the applicable Pulitzer Debtors (Debtors 10-35) for purposes of identifying each separate Class:

CLASS	CLAIM OR INTEREST
A	Priority Non-Tax Claims
B	Other Secured Claims
C	PD LLC Notes Claims
D	General Unsecured Claims
E	Intercompany Claims
F	Herald Claim (against PD LLC and DS LLC only)
G	Interests in the Pulitzer Debtors
3.2.    Classification and Treatment of Claims Against and Interests in the Lee Debtors (Debtors 1-9).
3.2.1    Classes 1A through 9A: Priority Non-Tax Claims.
(a)    Classification: Classes 1A through 9A consist of all Priority Non-Tax Claims against the Lee Debtors.
(b)    Treatment: On the Effective Date, each Holder of an Allowed Priority Non-Tax Claim against any of the Lee Debtors shall have such Claim Reinstated.
(c)    Voting: Claims in Classes 1A through 9A are Unimpaired. Each Holder of an Allowed Claim in Classes 1A through 9A shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.
3.2.2    Classes 1B through 9B: Other Secured Claims.
(a)    Classification: Classes 1B through 9B consist of all Other Secured Claims against the Lee Debtors.
(b)    Treatment: On the Effective Date, each Holder of an Allowed Other Secured Claim against any of the Lee Debtors shall have its Claim Reinstated.
(c)    Voting: Claims in Classes 1B through 9B are Unimpaired. Each Holder of an Allowed Claim in Classes 1B through 9B shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.
3.2.3    Classes 1C through 9C: Prepetition Credit Agreement Claims.
(a)    Classification: Classes 1C through 9C consist of all Prepetition Credit Agreement Claims against the Lee Debtors.
(b)    Allowance: The Prepetition Credit Agreement Claims shall be Allowed on the Effective Date pursuant to this Plan in the aggregate principal amount thereof, plus

(i) any accrued but unpaid interest thereon payable at the non-default interest rate under the Prepetition Credit Agreement through the Effective Date of this Plan and (ii) all other unpaid monetary Obligations as defined in the Prepetition Credit Agreement Documents, except to the extent that such Claims are otherwise provided in this Plan or any of the documents entered into in accordance with this Plan to be paid or satisfied, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization or offset.
(c)    Treatment: On the Effective Date, each Holder of an Allowed Prepetition Credit Agreement Claim against the Lee Debtors shall receive on account of, in full and complete satisfaction, settlement, release and discharge of, and in exchange for such Claim, such Holder’s Pro Rata Share of (i) the New First Lien Term Loan and (ii) any accrued and unpaid interest on the Prepetition Credit Agreement Claims, calculated at the non-default rate under the Prepetition Credit Agreement Documents, through the Effective Date, that has not been previously paid to the Holders of Prepetition Credit Agreement Claims, including, but not limited to, as adequate protection under applicable orders of the Bankruptcy Court; provided, however, that each Converting Lender shall receive, for the Prepetition Credit Agreement Claim(s) that such Converting Lender elects to convert pursuant to such Converting Lender’s New Second Lien Term Loan Election (which converted amount shall be deducted both from the amount of such Converting Lender’s Allowed Prepetition Credit Agreement Claim and the total amount of Allowed Prepetition Credit Agreement Claims solely for purposes of determining the Holders’ Pro Rata Shares of the New First Lien Term Loan), such Converting Lender’s Second Lien Pro Rata Share of (i) the New Second Lien Term Loan and (ii) the New Common Stock. In addition, on the Effective Date, any unexpired letters of credit outstanding under the Prepetition Credit Agreement shall be deemed made or issued, as applicable, under the New First Lien Revolving Credit Facility.
(d)    Voting: Claims in Classes 1C through 9C are Impaired. Each Holder of an Allowed Claim in Classes 1C through 9C shall be entitled to vote to accept or reject this Plan.
3.2.4    Classes 1D through 9D: General Unsecured Claims.
(a)    Classification: Classes 1D through 9D consist of all General Unsecured Claims against the Lee Debtors.
(b)    Treatment: On or as soon as reasonably practicable after the latest to occur of (i) the Effective Date or (ii) the date on which an Allowed General Unsecured Claim against any of the Lee Debtors becomes due and payable in accordance with the applicable non-bankruptcy law governing such Claim, the Holder of such Allowed General Unsecured Claim against any of the Lee Debtors shall receive Cash from the Lee Debtors equal to the full unpaid amount of such Claim, together with interest thereon, at the applicable non-default rate, to which the Holder of such Claim may be entitled under applicable non-bankruptcy law through the Effective Date.
(c)    Voting: Claims in Classes 1D through 9D are Unimpaired. Each Holder of an Allowed Claim in Classes 1D through 9D shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.5    Classes 1E through 9E: Intercompany Claims.
(a)    Classification: Classes 1E through 9E consist of all Intercompany Claims against the Lee Debtors.
(b)    Treatment: On the Effective Date each Holder of an Allowed Intercompany Claim against any of the Lee Debtors shall have such Claim Reinstated; provided, however, that the Intercompany Claim held by Pulitzer against Lee Enterprises shall be reduced by the amount of the Lee Closing Date Payment.
(c)    Voting: Claims in Classes 1E through 9E are Unimpaired. Each Holder of an Allowed Claim in Classes 1E through 9E shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.
3.2.6    Classes 1G through 9G: Interests in the Lee Debtors.
(a)    Classification: Classes 1G through 9G consist of all Interests in the Lee Debtors.
(b)    Treatment: On the Effective Date, each Holder of an Interest in the Lee Debtors shall have such Interest Reinstated.
(c)    Voting: Interests in Classes 1G through 9G are Unimpaired. Each Holder of an Interest in Classes 1G through 9G shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.
3.3.    Classification and Treatment of Claims Against and Interests in the Pulitzer Debtors (Debtors 10-35).
3.3.1    Classes 10A through 35A: Priority Non-Tax Claims.
(a)    Classification: Classes 10A through 35A consist of all Priority Non-Tax Claims against the Pulitzer Debtors.
(b)    Treatment: On the Effective Date, each Holder of an Allowed Priority Non-Tax Claim against any of the Pulitzer Debtors shall have such Claim Reinstated.
(c)    Voting: Claims in Classes 10A through 35A are Unimpaired. Each Holder of an Allowed Claim in Classes 10A through 35A shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.3.2    Classes 10B through 35B: Other Secured Claims.
(a)    Classification: Classes 10B through 35B consist of all Other Secured Claims against the Pulitzer Debtors.
(b)    Treatment: On the Effective Date, each Holder of an Allowed Other Secured Claim against any of the Pulitzer Debtors shall have its Claim Reinstated.
(c)    Voting: Claims in Classes 10B through 35B are Unimpaired. Each Holder of an Allowed Claim in Classes 10B through 35B shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.
3.3.3    Classes 10C through 35C: PD LLC Notes Claims.
(a)    Classification: Classes 10C through 35C consist of all PD LLC Notes Claims against the Pulitzer Debtors.
(b)    Allowance: The PD LLC Notes Claims shall be Allowed pursuant to this Plan in the aggregate principal amount thereof as of the Effective Date, plus (i) any accrued but unpaid interest thereon at the non-default rate under the PD LLC Notes Documents through the Effective Date of this Plan and (ii) all other Obligations (as defined in the PD LLC Notes Documents), except to the extent that such Claims are otherwise provided in this Plan or any of the documents entered into in accordance with this Plan to be paid or satisfied, and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization, or offset.
(c)    Treatment: On the Effective Date, each Holder of an Allowed PD LLC Notes Claim shall receive on account of, in full and complete satisfaction, settlement, release and discharge of, and in exchange for such Claim, such Holder’s Pro Rata Share of (i) the New PD LLC Notes, (ii) the Lee Closing Date Payment, which shall be deemed to be a prepayment of the New PD LLC Notes held by such Holder, and (iii) any accrued interest on the PD LLC Notes, calculated at the non-default rate under the PD LLC Notes Documents, through the Effective Date, that has not previously been paid to the PD LLC Noteholders, including, but not limited to, as adequate protection under applicable orders of the Bankruptcy Court.
(d)    Voting: Claims in Classes 10C through 35C are Impaired. Each Holder of an Allowed Claim in Classes 10C through 35C shall be entitled to vote to accept or reject this Plan.
3.3.4    Classes 10D through 35D: General Unsecured Claims.
(a)    Classification: Classes 10D through 35D consist of all General Unsecured Claims against the Pulitzer Debtors.
(b)    Treatment: On or as soon as reasonably practicable after the latest to occur of (a) the Effective Date or (b) the date on which an Allowed General Unsecured Claim against any of the Pulitzer Debtors becomes due and payable in accordance with the applicable non-

bankruptcy law governing such Claim, the Holder of such Allowed General Unsecured Claim against any of the Pulitzer Debtors shall receive Cash from the Pulitzer Debtors equal to the full unpaid amount of such Claim, together with interest thereon, at the applicable non-default rate, to which the Holder of such Claim may be entitled under applicable non-bankruptcy law through the Effective Date.
(c)    Voting: Claims in Classes 10D through 35D are Unimpaired. Each Holder of an Allowed Claim in Classes 10D through 35D shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.
3.3.5    Classes 10E through 35E: Intercompany Claims.
(a)    Classification: Classes 10E through 35E consist of all Intercompany Claims against the Pulitzer Debtors.
(b)    Treatment: On the Effective Date each Holder of an Allowed Intercompany Claim against any of the Pulitzer Debtors shall have such Claim Reinstated; provided, however, that any Intercompany Claims owed by any of the Pulitzer Debtors to any others of the Pulitzer Debtors shall be capable of being cancelled notwithstanding such Reinstatement with the agreement of the Pulitzer Debtors in question.
(c)    Voting: Claims in Classes 10E through 35E are Unimpaired. Each Holder of an Allowed Claim in Classes 10E through 35E shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.
3.3.6    Classes 12F and 14F: Herald Claim against PD LLC and DS LLC.
(a)    Classification: Classes 12F and 14F consist of the Herald Claim against PD LLC and DS LLC.
(b)    Treatment: On the Effective Date, the Herald Claim shall be Reinstated, and shall, in accordance with the treatment afforded to such Claim under that certain Redemption Agreement dated February 18, 2009, (i) not be redeemed for Cash unless all obligations under the New First Lien Term Loan, the New Second Lien Term Loan, and the New First Lien Revolving Credit Facility have been paid in full in Cash and all obligations of PD LLC and DS LLC under the New PD LLC Notes Documents have been paid in full in Cash, and (ii) be junior and subordinate in all respects to the obligations of Reorganized PD LLC and Reorganized DS LLC under the New PD LLC Notes Documents in the same manner as the Herald Claim was junior and subordinate in all respects to the obligations of PD LLC and DS LLC under the PD LLC Notes Documents.
(c)    Voting: The Herald Claim in Classes 12F and 14F is Unimpaired. The Holder of the Herald Claim in Classes 12F and 14F shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.3.7    Classes 10G through 35G: Interests in the Pulitzer Debtors.
(a)    Classification: Classes 10G through 35G consist of all Interests in the Pulitzer Debtors.
(b)    Treatment: On the Effective Date, each Holder of an Interest in the Pulitzer Debtors shall have such Interest Reinstated.
(c)    Voting: Interests in Classes 10G through 35G are Unimpaired. Each Holder of an Interest in Classes 10G through 35G shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.
3.4.    Unimpaired Claims and Interests. Except as otherwise explicitly provided in this Plan, nothing herein shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims or Interests, including, but not limited to, the legal and equitable defenses of setoff or recoupment with respect to the Unimpaired Claims.
ARTICLE IV:
ACCEPTANCE OR REJECTION OF THE PLAN
4.1.    Impaired Classes of Claims Entitled to Vote. Holders of Claims in Classes 1C through 9C (Prepetition Credit Agreement Claims against the Lee Debtors) and 10C through 35C (PD LLC Notes Claims against the Pulitzer Debtors) are Impaired and entitled to vote to accept or reject this Plan.
4.2.    Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (⅔) in dollar amount and more than one-half (½) in number of the Allowed Claims in such Class that have timely and properly voted to accept or reject this Plan.
4.3.    Presumed Acceptances by Unimpaired Classes. Classes 1A through 35A (Priority Non-Tax Claims against the Debtors), 1B through 35B (Other Secured Claims against the Debtors), 1D through 35D (General Unsecured Claims against the Debtors), 1E through 35E (Intercompany Claims against the Debtors), 12F and 14F (Herald Claim against PD LLC and DS LLC), and 1G through 35G (Interests in the Debtors) are Unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims and Interests in such Classes are conclusively presumed to have accepted this Plan and therefore shall not be entitled to vote to accept or reject this Plan.
4.4.    Confirmability and Severability of this Plan.
4.4.1    Consensual Confirmation. The confirmation requirements of section 1129(a) of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Therefore, notwithstanding the combination of the separate plans of reorganization for all Debtors in this Plan for purposes of, among other things, economy and efficiency, this Plan shall be deemed a separate chapter 11 plan for each such Debtor.

4.4.2    Reservation of Rights. The Debtors reserve the right to amend, modify, or supplement this Plan for any reason, including, without limitation, in the event that any separate plan for a particular Debtor is not confirmed.
ARTICLE V:
MEANS FOR IMPLEMENTATION OF THE PLAN
5.1.    Non-Substantive Consolidation. This Plan is a joint plan that does not provide for substantive consolidation of the Estates and, on the Effective Date, the Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims against multiple Debtors, to the extent such Claims are Allowed in each Debtor’s case, will be treated as Holders of separate Claims against each applicable Estate for all purposes (including, but not limited to, voting and distributions); provided, however, that no Holder shall be entitled to receive more than payment in full of its Allowed Claim (plus post-petition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan. Unless otherwise provided by this Plan or the Confirmation Order, Allowed Claims held against any Debtor shall be satisfied solely from the Cash and other assets of such Debtor and its Estate, provided that, to the extent of any insufficiency, funds or other property may be advanced to the relevant Debtor(s) by (x) with respect to a Lee Debtor, any of the other Lee Debtors and (y) with respect to a Pulitzer Debtor, any of the other Pulitzer Debtors.
5.2.    Corporate Governance, Directors, Officers and Corporate Action.
5.2.1    Certificate of Incorporation; By-Laws; Limited Liability Company Agreements. On the Effective Date, the Certificate of Incorporation and the By-Laws shall be substantially in the form of Exhibit 1.18 and Exhibit 1.16, respectively. Consistent with, but only to the extent required by, section 1123(a)(6) of the Bankruptcy Code, on the Effective Date, the Certificate of Incorporation shall be amended to prohibit the issuance of non-voting equity securities. The certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, or similar governing documents, as applicable, of the other Debtors or Reorganized Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, partnership agreements or similar governing documents, as applicable, as permitted by applicable law.
5.2.2    Directors and Officers of Reorganized Lee Enterprises. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the initial directors and officers of Reorganized Lee Enterprises shall be the persons identified in Exhibit 5.2.2. After the Effective Date, the Certificate of Incorporation and the By-Laws, as each may be amended thereafter from time to time, shall govern the designation and election of directors, subject to the applicable restrictions, if any, in the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents.
5.2.3    Directors and Officers of the Reorganized Debtors Other than

Reorganized Lee Enterprises. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the initial directors and officers of the Reorganized Debtors other than Reorganized Lee Enterprises shall be the persons identified in Exhibit 5.2.3. After the Effective Date, the certificates or articles of incorporation, by-laws, certificates of formation, limited liability company agreements, or similar governing documents, as applicable, of the Reorganized Debtors other than Reorganized Lee Enterprises, as each may be amended thereafter from time to time, shall govern the designation and election of directors, subject to the applicable restrictions, if any, in the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents.
5.2.4    Corporate Action. On the Effective Date, the amendment of the Certificate of Incorporation, the selection of directors and officers for Reorganized Lee Enterprises and each other Reorganized Debtor, and all other actions contemplated by this Plan shall be deemed authorized and approved in all respects (subject to the provisions of this Plan). All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On and after the Effective Date, the appropriate officers of Reorganized Lee Enterprises and/or the other Reorganized Debtors and members of the boards of directors of Reorganized Lee Enterprises and/or the other Reorganized Debtors shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan in the name of and on behalf of Reorganized Lee Enterprises and/or the other Reorganized Debtors.
5.3.    Issuance and Distribution of New Securities.
5.3.1    Issuance of New Common Stock and New PD LLC Notes. On the Effective Date, (i) as authorized by the Certificate of Incorporation, Reorganized Lee Enterprises shall issue shares of New Common Stock equal to fifteen percent (15%) of the total number of issued and outstanding shares of common stock of Reorganized Lee Enterprises, computed on a pre-issuance basis, together with any and all instruments, certificates and other documents required to be issued or distributed pursuant to this Plan in order to effect such issuance of New Common Stock without further act or action under applicable law, regulation, order or rule, and (ii) Reorganized PD LLC shall issue the New PD LLC Notes for distribution in accordance with the terms of the New PD LLC Notes Documents and this Plan. The issuance and distribution of the New Common Stock and the New PD LLC Notes under or in connection with this Plan shall be, and shall be deemed to be, exempt from registration under any applicable federal or state securities laws to the fullest extent permissible under applicable bankruptcy law and non-bankruptcy law, including, without limitation, section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements and instruments entered into on or as of the Effective Date contemplated by or in furtherance of this Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto. In addition, all of the shares of New Common Stock and the New PD LLC Notes issued under or in connection with this Plan shall be fully paid and non-assessable and freely tradable under section 1145 of the Bankruptcy Code.
5.3.2    Distribution of New Common Stock and New PD LLC Notes. On the

Effective Date, (i) all of the shares of the New Common Stock shall be distributed to the Converting Lenders as provided in Section 3.2.3(c) of this Plan and (ii) the New PD LLC Notes shall be distributed to the Holders of Allowed PD LLC Notes Claims as provided in Section 3.3.3(c) of this Plan and pursuant to the terms of the New PD LLC Notes Documents. Distribution of the New Common Stock may be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable. In connection with such book-entry exchange, the Disbursing Agent(s) shall deliver instructions to the DTC instructing the DTC to effect distributions of New Common Stock as provided under this Plan. In the period pending distribution of the New Common Stock to any Converting Lender, such Converting Lender shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such Converting Lender’s New Common Stock and to exercise all other rights in respect of the New Common Stock (so that such Converting Lender shall be deemed for tax and all other purposes to be the owner of the New Common Stock).
5.4.    Reporting Requirements Under Securities Exchange Act of 1934. Reorganized Lee Enterprises shall continue to be a mandatory reporting company under section 12 of the Securities Exchange Act of 1934, as amended.
5.5.    New Debt Documents.
5.5.1    New First Lien Credit Facility Documents. On the Effective Date, the parties to each New First Lien Credit Facility Document shall be deemed to have executed such New First Lien Credit Facility Document and shall become bound thereto, regardless of whether any party actually executes such New First Lien Credit Facility Document.
5.5.2    New Second Lien Term Loan Documents. On the Effective Date, the parties to each New Second Lien Term Loan Document shall be deemed to have executed such New Second Lien Term Loan Document and shall become bound thereto, regardless of whether any party actually executes such New Second Lien Term Loan Document.
5.5.3    New PD LLC Notes Documents. On the Effective Date, the parties to each New PD LLC Notes Document shall be deemed to have executed such New PD LLC Notes Document and shall become bound thereto, regardless of whether any party actually executes such New PD LLC Notes Document.

5.6.    Conversion or Repayment of DIP Revolving Facility Claims. On the Effective Date, in accordance with and on the terms set forth in the DIP Revolving Facility Agreement, the DIP Revolving Facility Claims shall either be (x) indefeasibly paid in full in Cash from the Lee Debtors (and the “Commitments” (as defined in the DIP Revolving Facility Agreement) shall be irrevocably cancelled and the “Letters of Credit” (as defined in the DIP Revolving Credit Facility Agreement) shall be returned undrawn) in accordance with Section 2.2 of this Plan or (y) converted into revolving loans and commitments outstanding under the New First Lien Revolving Credit Facility pursuant to the New First Lien Credit Facility Documents.
5.7.    New Second Lien Term Loan Election.  Consenting Lenders that made the New Second Lien Term Loan Election at the time of their execution and delivery of the Lee Support Agreement or Lender Joinder thereto shall receive a percentage interest in the New Second Lien Term Loan and the New Common Stock, in each case computed in accordance with the Lee Support Agreement, as provided in Section 3.2.3 of this Plan.  The Ballot for such Consenting Lenders to accept or reject this Plan shall have referenced the applicable amount of the Prepetition Credit Agreement Claims that each such Consenting Lender is anticipated to convert under this Plan into a percentage interest in the New Second Lien Term Loan and the New Common Stock.  Holders of Prepetition Credit Agreement Claims that are not Consenting Lenders as of the date on which votes to accept or reject this Plan are solicited shall have been afforded the option on their Ballots to make the New Second Lien Term Loan Election regardless of how they vote on this Plan, provided, however, that if any such Holder makes the New Second Lien Term Loan Election, such election shall be subject to the limitations set forth in Section 3.2.3 of this Plan.
5.8.    New First Lien Credit Facility. On the Effective Date, the Reorganized Lee Debtors shall be authorized to enter into the New First Lien Credit Agreement as well as any notes, documents or agreements delivered in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of liens in connection therewith. The New First Lien Lenders shall have valid, binding and enforceable first priority liens on the collateral specified in the New First Lien Credit Facility Documents and, other than as expressly set forth in the New First Lien Credit Facility Documents, such liens shall be senior to any other liens with respect to the Lee Debtors. The guarantees, mortgages, pledges, liens and other security interests granted pursuant to the New First Lien Credit Facility Documents are granted in good faith as an inducement to the New First Lien Lenders to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the New First Lien Credit Facility Documents. The New First Lien Revolving Credit Facility shall be a superpriority revolving credit facility with payment priority over the New First Lien Term Loan, and the provisions of the New First Lien Credit Facility Documents setting forth the payment priority of the New First Lien Revolving Credit Facility shall be fully enforceable in accordance with their terms and the parties to the New First Lien Credit Facility Documents shall be enjoined from avoiding, circumventing, recharacterizing or otherwise frustrating the enforcement of the priority provisions thereof.
5.9.    New Second Lien Term Loan. On the Effective Date, the Reorganized Lee Debtors shall be authorized to enter into the New Second Lien Term Loan Agreement and the Reorganized Lee Debtors and the Reorganized Pulitzer Debtors shall be authorized to enter into any notes, guarantees, documents or agreements delivered, executed, or entered in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of liens in connection therewith including, without limitation, the New Second Lien Term Loan Documents. The New Second Lien Lenders shall have valid, binding and enforceable liens on the collateral specified in the New Second Lien Term Loan Documents. The guarantees, mortgages, pledges, liens and other security interests granted pursuant to the New Second Lien Term Loan Documents are granted in good faith as an inducement to the New Second Lien Lenders to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the New Second Lien Term Loan Documents.
5.10.    New PD LLC Notes. On the Effective Date, Reorganized PD LLC shall be authorized to enter into the New PD LLC Notes Agreement and issue the New PD LLC Notes, and the Reorganized Pulitzer Debtors shall be authorized to enter into any documents or agreements delivered in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of liens in connection therewith. Other than as expressly set forth in the New PD LLC Notes Documents, the New PD LLC Noteholders shall have valid, binding and enforceable first priority liens on the collateral specified in the New PD LLC Notes Documents, which shall be senior to any other liens with respect to the Pulitzer Debtors. The guarantees, mortgages, pledges, liens and other security interests granted pursuant to the New PD LLC Notes Documents and payments made (including, but not limited to, payments of principal of the PD LLC Notes and the Lee Closing Date Payment) with respect to the restructuring of the PD LLC Notes pursuant to, and identified in, the Pulitzer Support Agreement are granted and made in good faith as an inducement to the Holders of New PD LLC Notes to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the New PD LLC Notes Documents.
5.11.    Binding Effect. On the Effective Date, except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, all provisions of this Plan, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtors or the Reorganized Debtors in connection with this Plan, shall be binding upon the Debtors, the Reorganized Debtors, all Holders of Claims against and Interests in each of the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under this Plan and whether or not such Holder has accepted this Plan, and all other parties that are affected in any manner by this Plan. All agreements, instruments and other documents filed in connection with this Plan shall be given full force and effect, and shall bind all parties referred to therein as of the Effective Date, whether or not such agreements are actually issued, delivered or recorded on the Effective Date or thereafter and whether or not a party has actually executed such agreement.
5.12.    Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. On and after the Effective Date, each of the Reorganized Debtors shall continue to exist as separate entities in accordance with the applicable law in the respective jurisdiction in which they are formed and pursuant to their respective certificates or articles of incorporation (or similar organizational documents) and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation (or similar organizational documents) and by-laws are to be amended and/or restated pursuant to the terms of this Plan. Notwithstanding anything to the contrary in this Plan, the

Reinstated Claims against and Interests in a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor following the Effective Date and shall not become obligations of any other Debtor or Reorganized Debtor by virtue of this Plan, the Chapter 11 Cases, or otherwise. Pursuant to section 1141(b) of the Bankruptcy Code, except as otherwise provided under this Plan, all property of the respective Estate of each Debtor, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the applicable Reorganized Debtor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and Interests, provided that such revesting shall not relieve any Reorganized Debtor from such Reorganized Debtor’s obligations under and the liens created pursuant to the applicable terms and provisions of the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Liens and non-Reinstated Claims and Interests, except as specifically provided in this Plan or the Confirmation Order. For the avoidance of doubt, on the Effective Date, the property of each Reorganized Debtor shall be subject to new liens pursuant to the terms of the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents.
5.13.    Cancellation of Certain Credit and Debt Documents. On the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to this Plan and except as otherwise provided herein, (a) all Prepetition Credit Agreement Documents, PD LLC Notes, PD LLC Notes Documents, and any other instruments, documents, plans or agreements evidencing or creating any indebtedness or obligations of a Debtor related thereto shall be cancelled, (b) the obligations of any of the Debtors under any Prepetition Credit Agreement Documents, PD LLC Notes, PD LLC Notes Documents, or any other agreements evidencing or creating any indebtedness or obligations of a Debtor that relate to Claims or Interests related thereto shall be discharged pursuant to Section 10.2 of this Plan, and (c) the DIP Revolving Facility shall convert into the New First Lien Revolving Credit Facility; provided, however, that this Section 5.13 shall not apply to Reinstated Claims and Interests, including, but not limited to, Reinstated Intercompany Claims.
5.14.    Cancellation of Liens. Except as otherwise provided in this Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to this Plan, (a) all Liens, charges, encumbrances and rights related to any Claim or Interest, including, without limitation, those existing under the Prepetition Credit Agreement Documents and the PD LLC Notes Documents, but excluding any Lien securing an Other Secured Claim that is Reinstated pursuant to this Plan, shall be terminated, null and void and of no effect and (b) the Liens, charges, encumbrances and rights related to any Claim or Interest under the DIP Revolving Facility shall secure the obligations under the New First Lien Revolving Credit Facility. The Holders of Secured Claims (other than Other Secured Claims that are Reinstated pursuant to this Plan) shall be authorized and directed to release any collateral or other property of any Debtor (including any Cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of any Liens, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

5.15.    Additional Transactions Authorized Under this Plan. On or prior to the Effective Date, the Debtors shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or Interests or render Claims or Interests not Impaired, as provided for under this Plan.
ARTICLE VI:
TREATMENT OF EXECUTORY CONTRACTS,
UNEXPIRED LEASES, INSURANCE POLICIES AND EMPLOYEE BENEFIT PLANS
6.1.    Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the relevant Debtor(s) or (ii) previously expired or terminated pursuant to its own terms. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VI shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption.
6.2.    Cure of Defaults Under Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed is in default shall be satisfied, pursuant to section 365(b)(l) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(l) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. Pending the Bankruptcy Court’s ruling on such motion, the executory contract or unexpired lease at issue shall be deemed assumed by the relevant Debtor unless otherwise ordered by the Bankruptcy Court.
6.3.    Assumption of Collective Bargaining Agreements. All Collective Bargaining Agreements shall be deemed to have been assumed by the applicable Debtor(s) party thereto upon the occurrence of the Effective Date. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the pertinent Reorganized Debtor’s assumption of each Collective Bargaining Agreement to which it is a party for the remaining term of agreement of each such Collective Bargaining Agreement as in effect on the Effective Date, except to the extent that such agreements have already been assumed prior to the Effective Date.

6.4.    Insurance Policies and Agreements. Insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date (including, without limitation, any policies covering directors’ or officers’ conduct) shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be executory contracts, this Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy.
6.5.    Employee Compensation and Benefit Plans. From and after the Effective Date, each of the Reorganized Debtors shall continue to perform its obligations (whether statutory or contractual) under all employment and severance contracts and all Employee Benefit Plans applicable to its employees, retirees and non-employee directors. In addition, notwithstanding anything in this Plan or the Confirmation Order to the contrary, on the Effective Date, the Pension Plans shall be sponsored by and become obligations of the Reorganized Debtors that sponsored such Pension Plans prior to the Petition Date, with such Reorganized Debtors assuming all statutory obligations with respect to the Pension Plans, and shall otherwise be unaffected by Confirmation of this Plan.
6.6.    Retiree Benefits and Pension Plans. In furtherance of, and without in any way limiting Section 6.5 of this Plan, from and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Debtors shall assume and pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code) and contribute to the Pension Plans the amount necessary to satisfy the minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, sections 412 and 430 of the Internal Revenue Code, and 26 U.S.C. §§ 412 and 430, if any, relating to the Pension Plans; provided, however, that the Reorganized Debtors may modify such benefits to the extent permitted by applicable law. Nothing in this Plan shall be construed as discharging, releasing, or relieving the Debtors, or their successors, including the Reorganized Debtors, or any party, in any capacity, from any liability imposed under any law or regulatory provision with respect to the Pension Plans or the Pension Benefit Guaranty Corporation (“PBGC”). The PBGC and the Pension Plans will not be enjoined or precluded from enforcing such liability as a result of any provision of this Plan or the Confirmation Order.
6.7.    Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.
ARTICLE VII:
PROVISIONS GOVERNING DISTRIBUTIONS

7.1.    Distributions on Account of Claims Allowed as of the Effective Date. Unless the Holder of an Allowed Claim and the Debtors or the Reorganized Debtors agree to a different Distribution Date and except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed as of the Effective Date shall be made on the Effective Date. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
7.2.    Distributions on Account of Claims that Become Allowed after the Effective Date. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made as soon as practicable after the date that such Claim becomes Allowed.
7.3.    Distribution Date. Distributions to be made on the Effective Date shall be deemed actually made on the Effective Date if made either (a) on the Effective Date or (b) as soon as practicable thereafter, but in no event later than ten (10) Business Days after the Effective Date, except as otherwise provided for herein; provided, however, that, notwithstanding anything to the contrary herein, distributions to (i) Holders of Allowed Prepetition Credit Agreement Claims in Classes 1C through 9C and (ii) Holders of Allowed PD LLC Notes Claims in Classes 10C through 35C shall be made on the Effective Date pursuant to Section 3.2.3(c) and Section 3.3.3(c), respectively, of this Plan.

7.4.    Interest on Claims. Except as otherwise specifically provided for in this Plan (including, for the avoidance of doubt, with respect to Prepetition Credit Agreement Claims, PD LLC Notes Claims, and General Unsecured Claims), the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, post-petition interest shall not accrue or be paid on any Claims (other than Secured Claims), and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.
7.5.    Distributions by Disbursing Agent(s). Other than as specifically set forth in this Plan, the Disbursing Agent(s) shall make all distributions required to be made under this Plan. Distributions on account of the PD LLC Notes Claims shall be made in accordance with the New PD LLC Notes Agreement or in accordance with this Plan where the New PD LLC Notes Agreement is silent. The Reorganized Debtors may act as Disbursing Agent or may employ or contract with other Entities to assist in or make the distributions required by this Plan.
7.6.    Delivery of Distributions and Undeliverable or Unclaimed Distributions. The following terms shall govern the delivery of distributions and undeliverable or unclaimed distributions with respect to Claims.
7.6.1    Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors’ records.
7.6.2    Undeliverable and Unclaimed Distributions.
(a)    Holding and Investment of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Reorganized Debtors or the Disbursing Agent(s) as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent(s) are notified in writing of such Holder’s then-current address.
(b)    Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors or their Estates or the Reorganized Debtors or their property. In such cases, any Cash for distribution on account of such claims for undeliverable or unclaimed distributions shall become the property of the Estates and the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Any New Common Stock or New PD LLC Notes held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, any of the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.
7.7.    Record Date for Distributions. The Reorganized Debtors and the Disbursing Agent(s) will have no obligation to but may, in their sole and absolute discretion, recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims that are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.
7.8.    Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.
7.9.    Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on or (b) wire transfers from a bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
7.10.    Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. No distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the

Reorganized Debtors for the payment and satisfaction of such tax obligations.
7.11.    Setoff and Recoupment. The Reorganized Debtors may, pursuant to sections 553 and/or 558 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off and/or recoup against any Claim the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that any of the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to assert such rights of setoff and/or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by any of the Reorganized Debtors of any claim that any of the Debtors or the Reorganized Debtors may assert against any Holder of an Allowed Claim.
7.12.    Fractional Shares. No fractional shares of New Common Stock shall be distributed. Where a fractional share of New Common Stock would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of more than .50) of such fraction to the nearest whole share of New Common Stock, or a rounding down of such fraction (in the case of .50 or less than .50) to the nearest whole share of New Common Stock. The total number of shares of New Common Stock to be distributed pursuant to this Plan shall be adjusted as necessary to account for the rounding provided for herein.
ARTICLE VIII:
PROCEDURES FOR RESOLVING DISPUTED CLAIMS
8.1.    Objection to and Estimation of Claims. After the Effective Date, only the Reorganized Debtors may object to the allowance of any Claim or Administrative Expense Claim. After the Effective Date, the Reorganized Debtors shall be accorded the power and authority to allow or settle and compromise any Claim without notice to any other party, or approval of, or notice to the Bankruptcy Court. In addition, the Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim.
8.2.    No Distributions Pending Allowance. No payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.
8.3.    Distributions on Account of Disputed Claims Once They Are Allowed. To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent(s) shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any post-Effective Date interest to be paid on account of such Claim.

8.4.    Reinstated Claims and Interests. Notwithstanding anything contained herein to the contrary, nothing shall affect, diminish or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Interest, including, but not limited to, legal and equitable rights of setoff and/or recoupment against the Holders of any Reinstated Claims.
ARTICLE IX:
CONFIRMATION AND CONSUMMATION OF THE PLAN
9.1.    Condition to Confirmation. This Plan shall not be confirmed unless and until the Confirmation Order, in form and substance reasonably satisfactory to the Debtors, the Prepetition Administrative Agent, the Initial Backstop Lenders, the Required Consenting Lenders, and the Required Consenting Noteholders shall have been entered not later than forty-five (45) calendar days after the Petition Date, unless (i) otherwise agreed by the Prepetition Administrative Agent, the Initial Backstop Lenders, the Required Consenting Lenders, and the Required Consenting Noteholders or (ii) waived in accordance with Section 9.3 of this Plan.
9.2.    Conditions to Effective Date. This Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions shall have been satisfied or waived in accordance with Section 9.3 of this Plan:
9.2.1    The condition to confirmation in Section 9.1 of this Plan shall have been either satisfied or waived in accordance with Section 9.3 of this Plan.
9.2.2    The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.
9.2.3    The Backstop Commitment Letters shall have become effective (and shall not have thereafter terminated) in accordance with the terms set forth therein and the conditions precedent to the obligations of the Backstop Lenders thereunder shall have been satisfied (including, but not limited to, the payment of fees and expenses).
9.2.4    Either (a) the DIP Revolving Facility Claims shall have been indefeasibly paid in full in Cash by the Lee Debtors, the “Commitments” (as defined in the DIP Revolving Facility Agreement) irrevocably cancelled, and the “Letters of Credit” (as defined in the DIP Revolving Facility Agreement) returned undrawn or (b) all conditions for converting the DIP Revolving Facility Claims into revolving loans and commitments outstanding under the New First Lien Revolving Credit Facility shall have been satisfied.
9.2.5    The New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, and the New PD LLC Notes Documents shall have become effective in accordance with their respective terms (and all conditions precedent thereunder have been met, including, but not limited to, the payment of fees and expenses) on the Effective Date or shall be deemed to become effective on the Effective Date as a result of the coming into effect of this Plan.
9.2.6    All authorizations, consents, certifications, approvals, rulings, no-

action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtors.
9.3.    Waiver of Conditions. Each of the conditions set forth in Sections 9.1 and 9.2 of this Plan may be waived in whole or in part by the Debtors with the written consent of the Prepetition Administrative Agent, the Initial Backstop Lenders, the Required Consenting Lenders, and the Required Consenting Noteholders after notice to the Bankruptcy Court and parties in interest but without the need for a hearing.
9.4.    Vacation of Confirmation Order. If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of one hundred twenty (120) days after the date the Confirmation Order is vacated.
9.5.    Notice of Effective Date. The Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Section 9.2 of this Plan have been satisfied or waived pursuant to Section 9.3 of this Plan.
ARTICLE X:
EFFECT OF PLAN CONFIRMATION
10.1.    Discharge.
10.1.1    Discharge of Non-Reinstated Claims. On the Effective Date, the Debtors shall be deemed discharged and released under section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims not Reinstated under this Plan, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code. Except as otherwise provided herein (including with respect to all Claims that are Reinstated hereunder) or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtors or any of their Estates, assets, properties or interests in property. Notwithstanding anything in this Section 10.1.1 to the contrary, the DIP Revolving Facility shall be converted into the New First Lien Revolving Credit Facility, subject to the terms thereof, including the satisfaction of the conversion conditions set forth therein.
10.1.2    Non-Discharge of Interests. All Interests in the Debtors are Reinstated under this Plan. Accordingly, Interests shall not be discharged by this Plan.
10.1.3    Discharge Injunction. As of the Effective Date, except as otherwise expressly provided in this Plan or the Confirmation Order, all Entities shall be precluded from asserting against the Debtors or the Reorganized Debtors and their respective assets, property and

Estates, any other or further Claims (other than those Reinstated under this Plan), or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, relating to any of the Debtors or Reorganized Debtors or any of their respective assets, property and Estates, based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as expressly provided in this Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all non-Reinstated Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtors, the Reorganized Debtors, or any of their respective assets, property and Estates at any time, to the extent such judgment is related to a discharged Claim, debt or liability.
10.2.    Releases by the Debtors. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and Reorganized Debtors on its own behalf and as a representative of its respective Estate, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Released Parties of and from any and all Claims and causes of action (including, without limitation, Avoidance Actions), any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors, their respective assets, property and Estates, the Chapter 11 Cases, the Lee Support Agreement, the Pulitzer Support Agreement, this Plan, or the Disclosure Statement that may be asserted by or on behalf of any of the Debtors, the Reorganized Debtors or their respective Estates against any of the Released Parties; provided, however, that nothing in this Section 10.2 shall be construed to release any Released Party from willful misconduct or gross negligence as determined by a Final Order.
10.3.    Releases by Certain Holders of Claims. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Holder of a Claim entitled to vote on this Plan shall be deemed to have completely and forever released, waived, and discharged unconditionally each of the Debtors and their respective Related Persons of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Debtors or their respective assets, property and Estates, the Chapter 11 Cases, this Plan, and/or the Disclosure Statement; provided, however, that each Holder of a Claim that has submitted a Ballot may elect, by checking the appropriate box on its Ballot, not to grant the releases set forth in this Section 10.3, unless otherwise bound by the Lee Support Agreement or the Pulitzer Support Agreement to do so, with respect to the Debtors and their respective Related Persons; and provided further, however, that nothing in this Section 10.3 shall be construed to release the Debtors or their respective Related Persons, if any, from willful misconduct or gross negligence as determined by a Final Order. For the avoidance of doubt, nothing in this Section 10.3 shall release the Reorganized Debtors and their respective Related Persons from their obligations under the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, or the New PD LLC Notes Documents.
10.4.    Exculpation. From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Lee Support Agreement, the Pulitzer Support Agreement, this Plan, and/or the Disclosure Statement, the solicitation of acceptances of this Plan, the pursuit of Confirmation of this Plan, the Confirmation of this Plan, the consummation of this Plan, the administration of this Plan, the property to be distributed under this Plan, or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases or implementation of this Plan; provided, however, that this Section 10.4 shall not apply to release (x) obligations under this Plan, and obligations under the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan, and (y) any claims or causes of action arising out of willful misconduct or gross negligence as determined by a Final Order. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under this Plan.
10.5.    Injunction Related to Exculpation. Except as expressly provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons and Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability of any nature whatsoever, of the types described in Section 10.4 of this Plan and relating to any of the Debtors or the Reorganized Debtors or any of their respective assets, property and/or Estates, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 10.1 of this Plan; and/or (v) commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.
10.6.    Survival of Indemnification Obligations. The obligations of the Debtors to indemnify any past and present directors, officers, agents, employees and representatives, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, shall not be discharged or impaired by Confirmation or consummation of this Plan and shall be assumed by the Reorganized Debtors.
10.7.    Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
ARTICLE XI:
RETENTION OF JURISDICTION
11.1.    Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
11.1.1    allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim, Priority Tax Claim, DIP Revolving Facility Claim, or Section 507(b) Claim and the resolution of any objections to the allowance or priority of Claims or Interests;
11.1.2    resolve any matters related to the assumption or assumption and assignment of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;
11.1.3    ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;
11.1.4    decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;
11.1.5    enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order, and issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

11.1.6    resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents;
11.1.7    approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;
11.1.8    subject to Section 12.2 of this Plan, hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, which shall be payable by the Debtors only upon allowance thereof pursuant to an order of the Bankruptcy Court;
11.1.9    hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;
11.1.10    hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;
11.1.11    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;
11.1.12    determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;
11.1.13    enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;
11.1.14    hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;
11.1.15    hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and
11.1.16    enter an order closing the Chapter 11 Cases.
11.2.    Notwithstanding anything in this Article XI to the contrary, any disputes arising under the New First Lien Credit Facility Documents, the New Second Lien Term Loan Documents, any Backstop Commitment Letter, or the New PD LLC Notes Documents will be governed by the jurisdictional provisions thereof.

ARTICLE XII:
MISCELLANEOUS PROVISIONS
12.1.    Surrender of Instruments. As a condition to participation in distributions under this Plan, unless the Debtors shall otherwise agree, each PD LLC Noteholder and the Holder(s) of any evidence of indebtedness of the Debtors relating to a non-Reinstated Claim that desires to receive the property to be distributed on account of an Allowed non-Reinstated Claim based on such PD LLC Note or evidence of indebtedness shall surrender such PD LLC Note or evidence of indebtedness to the Debtors, or their designee, and shall execute and deliver such other documents as are necessary to effectuate this Plan. Except as otherwise provided in this Section 12.1 (or except as the Debtors otherwise agree), if no surrender of a PD LLC Note or evidence of indebtedness relating to a non-Reinstated Claim occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance reasonably satisfactory to the Debtors, that such PD LLC Note or evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim is based on such security, note, debenture or evidence of indebtedness thereof. The Debtors shall make subsequent distributions only to the persons who surrender PD LLC Notes or evidence of indebtedness, as applicable, for exchange (or their assignees) and the record holders of such PD LLC Notes or other indebtedness shall be those holders of record as of the Distribution Record Date.
12.2.    Post-Confirmation Date Retention of Professionals. On the Effective Date, any requirement that Professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for application to or approval by the Bankruptcy Court.
12.3.    Bar Date for Certain Administrative Expense Claims. All applications for final allowance of compensation or reimbursement of expenses incurred by any Professional, and all other requests for the payment of Administrative Expense Claims, including all requests for the allowance of any Administrative Expense Claim pursuant to section 503(b)(3)(D) of the Bankruptcy Code for substantial contributions made in the Chapter 11 Cases (but excluding all requests for the payment of obligations incurred by the Debtors in the ordinary course of their business operations after the Petition Date), must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel at the addresses set forth in Section 12.15 of this Plan not later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any request for the payment of an Administrative Expense Claim that is not timely filed and served shall be discharged and forever barred and the Holder of such Administrative Expense Claim shall be enjoined from commencing or continuing any action, process, or act to collect, offset or recover such Claim. The Debtors and the Reorganized Debtors shall have sole responsibility for filing objections to and resolving all requests for the allowance of Administrative Expense Claims.

12.4.    Effectuating Documents and Further Transactions. Each of the Debtors and the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, certificates, notes, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and the New Common Stock and New PD LLC Notes issued under or in connection with to this Plan.
12.5.    Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated or organized without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.
12.6.    Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any stamp tax or other similar tax.
12.7.    Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid as and when due or as otherwise agreed by the United States Department of Justice, Office of the United States Trustee.
12.8.    Payment of Consenting Lender Fees, Consenting Noteholder Fees, and Backstop Lender Fees. Notwithstanding anything to the contrary in this Plan, the Consenting Lender Fees, the Consenting Noteholder Fees, and the Backstop Lender Fees incurred in connection with the Lee Support Agreement, the Pulitzer Support Agreement, and Backstop Commitment Letters, respectively, shall be paid in full, in Cash, on the Effective Date to the Consenting Lenders, the Consenting Noteholders, and the Backstop Lenders, as applicable, and the Debtors shall pay such other fees and expenses on the Effective Date as may have been agreed to by the Debtors prior to the Effective Date, including, without limitation, the PD LLC Noteholder Fees and any fees or expenses required to be paid under any Backstop Commitment Letter.

12.9.    Support Agreements. Until the Effective Date, notwithstanding any provision of this Plan to the contrary, nothing in this Plan shall relieve the parties to the Lee Support Agreement and the Pulitzer Support Agreement from any of their obligations thereunder.

12.10.    Amendment or Modification of this Plan. Subject to section 1127 of the Bankruptcy Code, the Debtors may alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan provided that this Plan and the Exhibits remain in form and substance satisfactory to the Prepetition Administrative Agent, the Initial Backstop Lenders, and the Required Consenting Noteholders. Any Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.
12.11.    Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
12.12.    Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.
12.13.    Revocation, Withdrawal or Non-Consummation. Subject to certain restrictions and requirements set forth herein (including, without limitation, Section 12.9 of this Plan), in section 1127 of the Bankruptcy Code and in Bankruptcy Rule 3019, the Debtors reserve the right to revoke or withdraw this Plan as to any or all of the Debtors prior to the Confirmation Date and to file one or more subsequent chapter 11 plans. If the Debtors revoke or withdraw this Plan as to any or all of the Debtors or if confirmation or consummation of this Plan as to any or all of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

12.14.    Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

LEE ENTERPRISES, INCORPORATED
201 N. Harrison Street, Suite 600
Davenport, IA 52801
Telephone: 563-383-2179
Facsimile: 563-327-2600
Attn: Carl G. Schmidt

with a copy to:

SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
Attn: Larry J. Nyhan Attn: Kenneth P. Kansa

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Attn: Robert S. Brady

Counsel to Debtors and Debtors-in-Possession

12.15.    Governing Law. Subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, and subject further to Section 11.2 of this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with (i) the Bankruptcy Code, the Bankruptcy Rules or other federal law to the extent applicable and (ii) if none of such law is applicable, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.
12.16.    Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

12.17.    Exhibits. All Exhibits to this Plan are incorporated into and are a part of this Plan as if set forth in full herein.
12.18.    Filing of Additional Documents. On or before substantial consummation of this Plan, the Reorganized Debtors and the Debtors shall, as applicable, file such agreements and other documents as may be necessary or appropriate to effectuate and evidence further the terms and conditions of this Plan.
12.19.    Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtors with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors or any other Person with respect to Claims against and Interests in the Debtors.

Dated: January 19, 2012	Respectfully submitted,

LEE ENTERPRISES, INCORPORATED (for itself and on behalf of the other Debtors)

/s/ Carl G. Schmidt
Name: Carl G. Schmidt
Title: Vice President, Chief Financial Officer and Treasurer

SIDLEY AUSTIN LLP
Larry J. Nyhan Kenneth P. Kansa Bojan Guzina Kerriann S. Mills One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

- and -

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Robert S. Brady (No. 2847) Edwin J. Harron (No. 3396) Edmon L. Morton (No. 3856) The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Counsel to the Debtors and Debtors-in-Possession

Appendix A
Lee Debtors

Debtor Number	Debtor Name
1.	Lee Enterprises
2.	Journal-Star Printing Co.
3.	Accudata, Inc.
4.	INN Partners, L.C.
5.	K. Falls Basin Publishing, Inc.
6.	Lee Consolidated Holdings Co.
7.	Lee Publications, Inc.
8.	Lee Procurement Solutions Co.
9.	Sioux City Newspapers, Inc.

Appendix B
Pulitzer Debtors

Debtor Number	Debtor Name
10.	Pulitzer Inc.
11.	Pulitzer Technologies, Inc.
12.	St. Louis Post-Dispatch LLC
13.	Fairgrove LLC
14.	STL Distribution Services LLC
15.	Suburban Journals of Greater St. Louis LLC
16.	Pulitzer Network Systems LLC
17.	Pulitzer Newspapers, Inc.
18.	Flagstaff Publishing Co.
19.	Hanford Sentinel Inc.
20.	HomeChoice, LLC
21.	Kauai Publishing Co.
22.	Napa Valley Publishing Co.
23.	NIPC, Inc. f/k/a Northern Illinois Publishing Co., Inc.
24.	NVPC LLC
25.	Northern Lakes Publishing Co.
26.	NLPC LLC
27.	Pantagraph Publishing Co.
28.	HSTAR LLC
29.	Pulitzer Missouri Newspapers, Inc.
30.	Pulitzer Utah Newspapers, Inc.
31.	Santa Maria Times, Inc.
32.	SHTP LLC
33.	Southwestern Oregon Publishing Co.
34.	SOPC LLC
35.	Ynez Corporation